Exhibit 99.1

Press Release

McKesson’s Board of Directors Appoints Maria Martinez as New Independent Director

IRVING, Texas — Oct. 18, 2019— McKesson Corporation (NYSE: MCK) today announced that its board of directors appointed Maria Martinez as a new independent director, effective Oct. 18, 2019. With the appointment of Martinez, McKesson’s board of directors increases from 10 to 11 members, 10 of whom are independent.

“Maria is a proven executive with more than 35 years of leadership experience and particular expertise in customer experience, strategy and technology,” said Edward Mueller, McKesson’s independent board chair. “We’re excited to welcome her to the Board and benefit from her insights as we collectively work to transform care delivery, deepen relationships with our customers and drive long-term, sustained growth.”

Mueller continued: “I’d add that Maria’s appointment is a demonstration of our continuing commitment to refresh our Board as we seek to ensure that we have the appropriate level of expertise, background and perspectives to invigorate Board discussions and provide effective oversight.”

“I have long admired the critical role McKesson plays in healthcare and wholeheartedly support the company’s vision to improve care in every setting,” said Martinez. “I look forward to bringing a new voice to the Board’s important work and believe my rich background in customer experience and digital transformations can be helpful as the company strives to become more patient centered as part of its mission of improving care.”

Maria Martinez

Martinez has served as executive vice president and chief customer experience officer for Cisco since April 2018. In her role, Martinez oversees Cisco’s $13B Services and Customer Experience organizations that are responsible for helping customers transform their businesses through Cisco’s broad portfolio of software, subscription and service offerings. She also helps to drive Cisco’s overall sales and go-to-market transformation to deliver greater business outcomes for customers as they transform their businesses.

Prior to joining Cisco, Martinez held multiple leadership roles at Salesforce, Microsoft and Motorola. At Salesforce, Martinez served as president, Customer Success Group and Success Cloud as well as general manager for Latin America. In these roles, she was responsible for keeping Salesforce’s 100,000-plus customers across the globe happy, including the onboarding, product adoption, best practices, training, customer support, professional services, partner certification and development of long-term customer relationships – all while also looking after the firm’s operations in the emerging Latin America region.

McKesson Corporation

6555 State Highway 161

Irving, TX 75039

www.mckesson.com

Press Release

She holds a bachelor’s degree in electrical engineering from the University of Puerto Rico, San Juan and a master’s degree in computer engineering from Ohio State University.

Martinez will join the Board’s Audit Committee.

About McKesson Corporation

McKesson Corporation, currently ranked 7th on the FORTUNE 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. McKesson partners with life sciences companies, manufacturers, providers, pharmacies, governments and other healthcare organizations to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities to improve patient care in every setting — one product, one partner, one patient at a time. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

PR Contacts

Holly Weiss

972.969.9174

Investors and Financial Media

Holly.Weiss@McKesson.com

Sunny Rodriguez

972.589.4307

National and Business Media

Sunny.Rodriguez@McKesson.com

McKesson Corporation

6555 State Highway 161

Irving, TX 75039

www.mckesson.com